Exhibit 10.38

NON-EMPLOYEE INDEPENDENT DIRECTOR COMPENSATION
EFFECTIVE JANUARY 1, 2014

The following table provides information on the compensation of Puget Sound Energy’s nonemployee independent directors approved by the Board of Directors on June 26, 2014 and continuing until modified. Puget Sound Energy also reimburses directors for the out-of-pocket expenses of attending meetings. Directors who are employed by Puget Sound Energy or the investor consortium do not receive any compensation for their Board activities.

DIRECTOR COMPENSATION FOR SERVICE ON THE BOARDS OF PUGET SOUND ENERGY AND ITS AFFILIATED ENTITIES
Quarterly Board Chair Retainer	$13,750
Quarterly Board Member Retainer	27,500
Additional Quarterly Retainer for Audit Committee Chair	2,500
Additional Quarterly Retainer for Audit Committee Members	1,000
Additional quarterly retainer for Compensation and Leadership Development Committee Chair	2,000
Additional Quarterly Retainer for Governance and Public Affairs Committee Chair	1,500
Fee for Each Board and Committee Meeting Attended	1,600
Fee for Each Telephonic Meeting Attended Lasting 60 Minutes or Less	800

In addition to the compensation listed in the table above, the Company’s nonemployee directors are eligible to participate in Puget Sound Energy’s Deferred Compensation Plan for Nonemployee Directors. Directors annually may elect to defer all or a part of their fees payable in cash.